UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 28, 2008
Inverness Medical Innovations, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16789	04-3565120

(State or other jurisdiction	(Commission file number)	(IRS Employer
of incorporation)		Identification No.)
51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453
(Address of principal executive offices)
Registrant’s telephone number, including area code: (781) 647-3900
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.142-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Cautionary Note Regarding Forward Looking Statements
This Current Report on Form 8-K contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created therein. These statements include, but are not limited to, those regarding the potential joint venture described below, including without limitation the statements regarding the subject matter, terms that are currently being discussed and future negotiation of the joint venture and any agreements that may be entered into in connection with the proposed joint venture. These statements reflect Inverness’ current views with respect to future events and are based on management’s current assumptions and information currently available. These statements are neither promises nor guarantees but are subject to risks and uncertainties that could cause actual results and events to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, among others, the risk that Inverness is unable to agree to terms of the joint venture, including with respect to its valuation and potential rates of return, with one or more of the private equity sponsors; the risk that the terms are not as favorable to Inverness as Inverness expects they should be; the risk that Inverness’ lenders do not consent to the formation of the joint venture or that such consent is prohibitively expensive; the risk that the costs of forming the joint venture, including the tax costs associated with such formation, are more significant than Inverness currently expects; the risk that Inverness’ stockholders do not approve an increase in Inverness’ authorized common stock at its upcoming annual meeting of stockholders which may limit the ability of Inverness to agree to certain of the conversion features with respect to the joint venture interest and Inverness’ capital stock as described below; the risk that the JV will be unable to secure stand-alone financing that is non-recourse to Inverness or that such financing will be prohibitively expensive; the impact of the current debt and equity capital markets on the formation and financing of the JV; the risk that required regulatory approvals for the joint venture may not be obtained; the risk associated with diverting management’s attention away from other business concerns; the risks associated with the development, generally, of the joint venture’s overall strategic objectives; the risk that, as an independent company, the joint venture may pursue business relationships with third parties rather than with Inverness; and the other risks set forth in Inverness’ most recent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Inverness undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances occurring after the date of this Current Report on Form 8-K.
Item 7.01 Regulation FD Disclosure.
     Inverness Medical Innovations, Inc. (“Inverness”) is currently in discussions with several private equity sponsors in connection with a potential joint venture of its health management business (the “JV”). To form the JV, Inverness intends to contribute its health management businesses consisting of Matria Healthcare, Alere Medical and Paradigm Health (but not Quality Assured Services) to a to-be-formed JV entity and Inverness, on the one hand, and one or more private equity sponsors, on the other hand, each would receive a 50% interest in the JV based on an enterprise valuation of approximately $1.8 billion. Under the current formulation of the proposed JV, Inverness would receive approximately $1.2 billion in cash consisting of approximately $600 million of capital paid in by the private equity sponsor(s) and approximately $600 million from senior debt borrowed by the JV through a stand-alone non-recourse financing to be undertaken by the JV. The private equity sponsor(s) would receive a preferred equity interest in the JV entitled to priority over Inverness’ equity interest in the JV in certain transactions such as a sale or a liquidation of the JV.
     Under the current formulation of the JV, the JV would be run as an independent entity with a Board of Directors consisting of 6 members with Inverness to appoint 1/2 of such members. Inverness expects that it would provide transitional and, as appropriate, longer-term corporate services to the JV for those services, such as corporate administrative services, that are not contributed to the JV. If provided by Inverness, these services would be provided by Inverness to the JV on a cost plus basis.
     Under the current formulation of the JV, Inverness is expected to have a call on the JV sponsor’s interest at any time after the closing until the end of year five based on certain minimum and maximum returns payable to the sponsor. After year 5, the sponsor may elect to require Inverness to purchase its interest in the JV based upon the then fair market value of the JV, subject to a cap on the return to the sponsor. In addition, Inverness expects that the sponsor would have a right to require Inverness to purchase its interest in the JV upon a change of control of Inverness. Upon a put or a call of the JV interest, the sponsor is expected to have the right to convert a portion of its interest in the JV into Inverness capital stock or, in certain circumstances, a note convertible into Inverness common stock, in either case at a significant premium to Inverness’ most recent equity offering. After the seventh anniversary of the JV’s formation, if the respective put or call options have not been exercised previously, either Inverness or the sponsor may elect to cause a sale of the entire JV.
     While Inverness’ discussions with potential equity sponsors are ongoing and due diligence is underway, there can be no assurance that any agreement will be reached or that any JV will be on the terms summarized above that are currently being discussed. Any transaction would be subject to the consent of Inverness’ current lenders and regulatory approval or clearance, including under the Hart-Scott Rodino Act, as well as such other customary or non-customary closing conditions to which the parties may agree.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVERNESS MEDICAL INNOVATIONS, INC.

BY:	/s/ Jay McNamara Jay McNamara
Senior Counsel — Corporate & Finance
Dated: May 28, 2008